UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 20, 2011
CENTRAL FEDERAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-25045	34-1877137

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2923 Smith Road, Fairlawn, Ohio	44333

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (330) 666-7979
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.
A Special Meeting of Stockholders of Central Federal Corporation was held on October 20, 2011. Set forth below are the voting results with respect to each of the proposals presented at the Special Meeting:
Proposal 1. To approve an amendment to our Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 12 million to 50 million.

For	Against	Abstain	Broker non-vote
3,188,818	245,313	10,161	0
Proposal 2. To approve the issuance and sale of a number of shares of common stock equal to more than 20% of our outstanding common stock in accordance with the terms of the Standby Purchase Agreements between the Company and the Standby Purchasers.

For	Against	Abstain	Broker non-vote
2,485,668	183,254	9,295	766,075
Proposal 3. To approve a proposal to grant discretionary authority to the Company’s Board of Directors to amend our Certificate of Incorporation, as amended, to affect a reverse stock split of the Company’s common stock in a specific ratio ranging from 1-for-2 to 1-for-5, as selected by the Company’s Board of Directors.

For	Against	Abstain	Broker non-vote
3,185,244	249,488	9,560	0
Proposal 4. To approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve proposals 1, 2, or 3.

For	Against	Abstain	Broker non-vote
3,094,227	278,268	71,797	0
Item 8.01 Other Events.
On October 20, 2011, the registrant issued a press release announcing the results of a special stockholder meeting held on October 20, 2011, stating that stockholders approved all three measures needed for the planned recapitalization to proceed. The press release is attached as exhibit 99.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

99	Press release issued October 20, 2011 a announcing the results of a special stockholder meeting held on October 20, 2011, stating that stockholders approved all three measures needed for the planned recapitalization to proceed.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Federal Corporation
Date: October 21, 2011	By:	/s/ Therese Ann Liutkus
Therese Ann Liutkus, CPA
President, Treasurer and Chief Financial Officer

3